Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-83658, 333-153345, 333-117445 and 333-191198 on Form S-8 of our reports dated September 8, 2014, relating to the consolidated financial statements of Dycom Industries, Inc. and subsidiaries, and the effectiveness of Dycom Industries, Inc. and subsidiaries' internal control over financial reporting, appearing in this Annual Report on Form 10-K of Dycom Industries, Inc. and subsidiaries for the year ended July 26, 2014.

Deloitte & Touche LLP

Miami, Florida
September 8, 2014